Vestis Reports Second Quarter 2026 Results and Increases Full Year 2026 Outlook

ATLANTA, GA, May 12, 2026 – Vestis Corporation (NYSE: VSTS), a leading provider of uniforms and workplace supplies, today announced its financial results for the fiscal second quarter ended April 3, 2026.

Second Quarter 2026 Highlights

•Revenue of $659.4 million
•Net Income of $2.6 million or $0.02 per diluted share
•Adjusted Net Income* of $21.8 million or $0.16 per diluted share
•Adjusted EBITDA* of $74.5 million
•Cash Flow Provided by Operating Activities of $58.3 million, Free Cash Flow* of $45.6 million, and Adjusted Free Cash Flow* of $56.6 million
•Repaid $34 million of debt
•Available liquidity of $344.5 million, including $50.3 million Cash and Cash Equivalents on hand, at the end of the quarter
•Increased outlook for full year 2026 Adjusted EBITDA* by $10 million, or 3%, at the midpoint, and Free Cash Flow* by $80 million, or 145%, at the midpoint

Management Commentary

“During the second quarter, Vestis continued to advance its strategic transformation through targeted initiatives aimed at enhancing operating leverage* and profitability,” said Jim Barber, President and CEO. “We realized the early benefits of these actions, with Adjusted EBITDA* increasing year-over-year, supported by the first quarter of improved operating leverage* since becoming a standalone public company. Our focus on service, operating performance, and cost discipline is delivering results, culminating in a return to profitable growth. Given this momentum, we are raising our full‑year fiscal 2026 Adjusted EBITDA* and Free Cash Flow* guidance, and reaffirming our expectations for sequential improvements in Adjusted EBITDA* as we move through the year.”

“We generated strong cash flow during the second quarter, further strengthening our financial flexibility and supporting our deleveraging priorities,” continued Barber. “Measurable improvements in our service quality, productivity, and on‑time delivery are creating a new standard of excellence for our customers. At a strategic level, we are allocating capital toward the highest return, highest impact areas of our business, while continuing to reduce debt in support of improved balance sheet optionality, focusing on fundamentals that drive long‑term value creation. Our business is one where small but meaningful improvements quarter over quarter are expected to compound as we build a stronger Vestis, over time,” concluded Barber.

Strategic Business Transformation

During its fiscal first quarter of 2026, the Company launched a strategic business transformation plan (“the Plan”) designed to make the Company more customer focused, agile and efficient – while positioning it for long-term profitable growth. Once fully implemented, the Plan is expected to generate annual operating cost savings of at least $75 million by the end of fiscal 2026 and to enhance revenue. The Company previously estimated approximately $40 million of in-year benefit to fiscal 2026 from the Plan, but the

*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

Company now estimates approximately $50 million of in-year benefit to fiscal 2026, with roughly $15 million already realized, as expected, through the fiscal second quarter. The Plan is structured around three strategic priorities: Operational Excellence, Commercial Excellence and Asset & Network Optimization.

•Operational Excellence: During the fiscal second quarter, the Company continued to reduce costs in its operations while improving service quality. These efforts resulted in a year-over-year improvement in cost per pound* while improving plant productivity by 11%. Operational excellence initiatives also delivered notable improvements in customer experience, resulting in a 270 bps improvement in on-time deliveries and a 4% reduction in customer complaints during the same period. Additionally, the Company realized $12 million in cash flow benefit during the fiscal second quarter 2026 from lower rental merchandise in service resulting from enhancements within its supply chain.

•Commercial Excellence: During the fiscal second quarter, the Company made further progress in its implementation of critical decision support tools which have begun to enable stronger strategic pricing execution. Through expanded customer segmentation and product profitability insights, the Company has modified its pricing parameters and approval processes specifically in the areas of national accounts, new field sales and direct sales, which the Company anticipates will ensure that revenue growth creates consistent operating leverage* and Adjusted EBITDA* expansion. This effort directly supports early improvements in both product mix and revenue per pound in the fiscal second quarter of 2026. For the first time in Vestis public company history, revenue per pound has not declined on a year-over-year basis.
•Asset & Network Optimization: During the fiscal second quarter, the Company divested two non-operating properties for total proceeds of $6.5 million which were used to reduce outstanding indebtedness. Vestis is actively marketing several additional non-operating properties for sale to optimize its asset footprint and service network. The Company continues to assess its network positioning across key markets, leveraging its meaningful available capacity to identify optimization and growth opportunities and position the business to capitalize on evolving competitive dynamics within the market landscape to deliver superior service to new and existing customers alike.

Second Quarter 2026 Financial Performance

Revenue for the fiscal second quarter was $659.4 million, as compared to $665.2 million in the prior year, a decline of $5.8 million or 0.9%. Volume in pounds processed declined 1.2% during the quarter when compared to the prior year, the impact of which was partly offset by improvements in strategic pricing and sales product mix.

Net income for the fiscal second quarter increased by $30.4 million to $2.6 million or $0.02 per diluted share, compared to a net loss of $(27.8) million, or $(0.21) per diluted share. Net income/loss as a percentage of revenue was 0.4% during the fiscal second quarter of 2026, compared to (4.2)% in the prior year period.

Adjusted EBITDA* for the fiscal second quarter was $74.5 million and Adjusted EBITDA Margin* was 11.3%, compared to Adjusted EBITDA* of $47.6 million and Adjusted EBITDA Margin* of 7.2% for the fiscal second quarter of 2025. Adjusted EBITDA* for the fiscal second quarter of 2025 included an adjustment of $15 million for bad debt expenses which the Company was able to exclude solely for financial covenant purposes under the credit agreement. Excluding the bad debt expense adjustment, Covenant Adjusted EBITDA* was $62.6 million and Covenant Adjusted EBITDA Margin* was 9.4% in the fiscal second quarter of 2025, resulting in an increase of $11.9 million or 19% year-over-year. The increase is primarily attributable to improvements in cost per pound* supported by the successful execution of the Plan.

*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

When compared to the fiscal first quarter of 2026, Adjusted EBITDA* improved by $4.2 million or 5.9%, in line with the Company’s guidance. Additionally, Adjusted EBITDA Margin* expanded from 10.6% to 11.3% between the fiscal first and second quarters of 2026.

Cash Flow and Balance Sheet

Net cash provided by operating activities during the fiscal second quarter of 2026 was $58.3 million and Free Cash Flow* was $45.6 million. Net cash provided by operating activities during the fiscal second quarter of 2026 includes $11.1 million in non-recurring cash payments associated with the Plan. Excluding the impact of these payments, Adjusted Free Cash Flow* improved by $63.5 million to $56.6 million, when compared to the fiscal second quarter of 2025. The increase in cash provided by operating activities reflects an $11.9 million improvement in cash generated from working capital in the fiscal second quarter of 2026 and an $11.0 million improvement in rental merchandise in service during the same period.

During the fiscal second quarter of 2026, the Company’s Investments in Capital Assets* were $24.7 million, which included $12.7 million in cash expenditures for property and equipment investments in plant operations and technological infrastructure, as well as $12.0 million in new finance leases for vehicles in our delivery fleet, supporting the Company’s transformation initiatives. For the first half of fiscal 2026, the Company’s Investments in Capital Assets* were $39.5 million, including $22.1 million in cash investments combined with $17.4 million in new finance leases.

During the fiscal second quarter, the Company utilized Free Cash Flow* and proceeds from the sale of non-operating properties to repay $34.0 million of debt, including $19.0 million on its revolving credit facility and $15.0 million of principal on its term loans. As of April 3, 2026, Vestis had total available liquidity of $344.5 million, including $50.3 million of cash and cash equivalents on hand.

Updated Fiscal Year 2026 Outlook

Today, the Company is updating its outlook for fiscal 2026. The Company now expects fiscal 2026 Adjusted EBITDA* to be in the range of $295 million to $325 million and fiscal 2026 Free Cash Flow* to be in the range of $120 million to $150 million. The Company continues to expect fiscal 2026 revenue to be between flat to down 2% as compared to normalized fiscal 2025 revenue excluding the impact of the additional operating week.

For the remainder of fiscal 2026, the Company expects that Adjusted EBITDA* will sequentially improve approximately 5% for its fiscal third quarter and between 5% and 10% for its fiscal fourth quarter, driven by the Company’s business transformation efforts and ongoing improvements in operating leverage per pound*.

	FY 2025	Previous - FY 2026 Outlook			Current - FY 2026 Outlook
(In Millions)	Actual	Low	Mid	High	Low	Mid	High
Revenue Growth	(4.4)%	(2.0)%	(1.0)%	Flat	(2.0)%	(1.0)%	Flat
Adjusted EBITDA*	$272.6	$285	$300	$315	$295	$310	$325
Free Cash Flow*	$5.9	$50	$55	$60	$120	$135	$150

*A non-GAAP measure, see accompanying non-GAAP measure explanations and reconciliations later in this release.

Second Quarter 2026 Results Conference Call & Webcast

Vestis will host a conference call today Tuesday, May 12, 2026, at 8:30 a.m. Eastern Time to discuss its fiscal second quarter 2026 results.

For a live webcast of the conference call and to access the accompanying investor presentation, please visit the investor relations section of the Company’s website at www.vestis.com.

To participate in the live teleconference:

United States Live: 800-267-6316
International Live: 203-518-9783
Access Code: VSTSQ226

A replay of the live event will also be available on the Company’s website shortly after the conclusion of the call.

About Vestis™
Vestis is a leader in the B2B uniform and workplace supplies category. Vestis provides uniform services and workplace supplies to a broad range of North American customers from Fortune 500 companies to locally owned small businesses across a broad set of end sectors. The Company’s comprehensive service offering primarily includes a full-service uniform rental program, floor mats, towels, linens, managed restroom services, first aid supplies, and cleanroom and other specialty garment processing.

Investor Contact
Stefan Neely or Noel Ryan
Vallum Advisors
615-844-6248
ir@vestis.com

Media
Danielle Holcomb
470-716-0917
danielle.holcomb@vestis.com

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the securities laws. All statements that reflect our expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. In some cases, forward-looking statements can be identified by words such as “potential,” “outlook,” “guidance,” “anticipate,” “continue,” “estimate,” “expect,” “will,” and “believe,” and other words and terms of similar meaning or the negative versions of such words. Examples of forward-looking statements in this release include, but are not limited to, statements regarding: the potential effects of our comprehensive actions to enhance both our commercial and operational processes, and our expectations regarding our updated fiscal year 2026 performance outlook. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict including, but not limited to: unfavorable macroeconomic conditions and geopolitical instability, including as a result of the military conflict among the United States, Israel and Iran, government shutdowns, inflationary pressures and higher interest rates; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts, which could result in continued stock volatility and potential future goodwill impairment charges; competition in our industry; our ability to comply with certain financial ratios, tests and covenants in our credit agreement, including the Net Leverage Ratio; our significant indebtedness and ability to meet debt obligations and our reliance on an accounts receivable securitization facility; our ability to successfully execute or achieve the expected benefits of our business transformation and restructuring plan and other measures we may take in the future; increases in fuel and energy costs and other supply chain challenges and disruptions, including as a result of disruptions in international shipping through the Strait of Hormuz and the military conflicts in the Middle East and Ukraine; implementation of new or increased tariffs and ongoing changes in U.S. and foreign government trade policies, including potential modifications to existing trade agreements and retaliatory measures by foreign governments; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our support services contracts; a determination by our customers to reduce their outsourcing or use of preferred vendors; the outcome of legal proceedings to which we are or may become subject, including securities litigation claims that could result in significant legal expenses and settlement and damage awards; risks associated with suppliers from whom our products are sourced; challenge of contracts by our customers; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; increases in labor costs or inability to hire and retain key or sufficient qualified personnel; continued or further unionization of our workforce; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; natural disasters, global calamities, climate change, civil or political unrest, terrorist attacks, pandemics or other public health crises, and other adverse incidents; liability resulting from our participation in multiemployer-defined benefit pension plans; liability associated with noncompliance with applicable law or other governmental regulations; laws and governmental regulations including those relating to the environment, wage and hour and government contracting; unanticipated changes in tax law; new interpretations of or changes in the enforcement of the government regulatory framework; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; stakeholder expectations relating to environmental, social and governance (“ESG”) considerations which may expose us to liabilities and other adverse effects on our business; any failure by Aramark to perform its obligations under the various separation agreements entered into in connection with the separation; and a determination by the IRS that the distribution or certain related transactions are taxable. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the Company’s filings with the Securities and Exchange Commission (“SEC”), including “Item 1A-Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in “Item 1A-Risk Factors” of Part II in subsequently-filed Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
Vestis reports its financial results in accordance with U.S. GAAP, but in this release and the non-GAAP reconciliations that follow, Vestis also uses the following non-GAAP measures: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Basic Earnings Per Share (“EPS”), Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, Net Debt, Net Leverage Ratio, Covenant Adjusted EBITDA, Covenant Adjusted EBITDA Margin, Trailing Twelve Months Covenant Adjusted EBITDA, Adjusted Operating Expenses (presented solely in the calculations of Cost Per Pound and Operating Leverage), and Investments in Capital Assets. Vestis believes that non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measure, provide useful supplemental information to investors. Certain adjustment-based measures exclude items that management believes may not be indicative of or are unrelated to Vestis’ core operating results. Vestis uses these non-GAAP financial measures with U.S. GAAP financial measures and other operating data to assist in the evaluation of its operating performance. Vestis believes that presentation of these measures also helps investors because the measures enable better comparisons of Vestis’ historical results and allow investors to evaluate Vestis’ performance based on the same metrics that Vestis uses to evaluate its performance and trends in its results. However, these measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Vestis’ results as reported under U.S. GAAP. Specifically, you should not consider these measures as alternatives to revenue, operating income, operating expenses, operating income margin, net income, net income margin or net cash provided by operating activities determined in accordance with U.S. GAAP. These non-GAAP financial measures also should not be considered as measures of cash available to Vestis to invest in the growth of Vestis’ business or cash that will be available to Vestis to meet its obligations. Non-GAAP financial measures as presented by Vestis may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations. Reconciliations of non-GAAP financial measures to the most directly comparable U.S. GAAP measures are provided in the tables at the end of this release.

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA represents net income adjusted for provision for income taxes; interest expense, net; and depreciation and amortization (EBITDA), further adjusted for share-based compensation expense; severance; business transformation costs; separation related charges; securitization fees; loss (gain) on sale of equity investments; third party debt amendment fees; legal reserves and settlements; gains, losses, and other items impacting comparability. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA margin are presented to provide a more meaningful comparison of Vestis’ operating performance by excluding items that management believes are not reflective of ongoing operations or that may obscure trends in the underlying business. Similar adjustments have been recorded in Adjusted EBITDA for earlier periods, and Vestis may record similar types of adjustments in future periods.

Adjusted Net Income (Loss), Adjusted Basic EPS and Adjusted Diluted EPS
Adjusted Net Income (Loss) represents net income (loss) adjusted to exclude items not considered indicative of Vestis’ core ongoing operations, including amortization expense, share-based compensation, severance charges, business transformation costs, separation-related charges, loss (gain) on sale of equity investments; third party debt amendment fees; legal reserves and settlements; gains, losses, and other items impacting comparability. Management believes this measure provides useful supplemental information by facilitating period-over-period comparisons of performance on a consistent basis.

Adjusted Basic EPS and Adjusted Diluted EPS represent Adjusted Net Income (Loss) divided by the weighted-average number of basic and diluted shares outstanding, respectively.

Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents net cash provided by operating activities adjusted for purchases of property and equipment and other items. Free Cash Flow is presented because it reflects the cash generated from operations after capital expenditures necessary to maintain and improve operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as there may be other nondiscretionary cash requirements not reflected in this measure. Adjusted Free Cash Flow represents Free Cash Flow adjusted for cash paid for strategic business transformation initiatives, including severance paid during the transformation period and third-party advisory fees.

Net Leverage Ratio, Net Debt, Covenant Adjusted EBITDA, Trailing Twelve Months Covenant Adjusted EBITDA and Covenant Adjusted EBITDA Margin
Net Leverage Ratio is defined in Vestis’ credit agreement and is calculated as consolidated total indebtedness in excess of unrestricted cash (referred to herein as “Net Debt”), divided by the Trailing Twelve Months Covenant Adjusted EBITDA. Net Debt represents total principal debt outstanding, letters of credit outstanding, and finance lease obligations, less cash and cash equivalents. Covenant Adjusted EBITDA represents Adjusted EBITDA, as further modified by certain items specifically permitted under the credit agreement to assess compliance with its financial covenants. Trailing Twelve Months Covenant Adjusted EBITDA represents Covenant Adjusted EBITDA for the preceding four fiscal quarters. Covenant Adjusted EBITDA Margin is defined as Covenant Adjusted EBITDA divided by revenue. Vestis believes that Net Leverage Ratio and its components are useful to investors because they are indicators of Vestis’ ability to meet its future financial obligations and are measures that are frequently used by investors and creditors.

Cost per Pound and Adjusted Operating Expenses
Cost per Pound represents the cost incurred to process laundry on a per-unit basis and is calculated as Adjusted Operating Expenses, as defined below, divided by the total pounds of laundry processed during the period. Management uses Cost per Pound to assess operating efficiency by evaluating how effectively resources are utilized relative to processing volume.

Adjusted Operating Expenses represent operating expenses as reported under U.S. GAAP, adjusted to exclude depreciation and amortization, covenant adjusted bad debt expense, share-based compensation expense, severance, business transformation costs, loss (gain) on sale of equity investments, separation-related charges, legal reserves and settlements, third party debt amendment fees and gains, losses, and other items that management believes are not indicative of ongoing operating performance. Adjusted Operating Expenses are presented solely as an input to the calculation of Cost per Pound and are not intended to be a standalone performance measure.

Operating Leverage per Pound (“Operating Leverage”)
Operating Leverage per Pound represents Revenue per Pound less Cost per Pound. Management uses this metric as a supplemental indicator of unit-level profitability trends. The metric helps management assess operational efficiency by evaluating how effectively resources are used relative to volume handled. Operating Leverage is not a measure of profitability calculated in accordance with U.S. GAAP. The most directly comparable U.S. GAAP measure is operating income on an aggregate basis.

Investments in Capital Assets
Investments in Capital Assets represents cash investments in property and equipment from the investing activities section of the Company’s Condensed Consolidated Statements of Cash Flows combined with new finance leases entered into by the Company during the same time period. Vestis believes that Investments in Capital Assets and its components are useful to investors because they are indicators of Vestis’ total in-period investments in fixed assets to support its business.

Forward Looking Non-GAAP Information
This release includes certain non-GAAP financial measures that are forward-looking in nature, including our expected outlook for fiscal 2026 Adjusted EBITDA and Free Cash Flow. The most directly comparable forward-looking U.S. GAAP measures are net income and net cash provided by operating activities, respectively.

Vestis believes that a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable U.S. GAAP measures cannot be provided without unreasonable efforts. Such reconciliation would require assumptions regarding the timing and likelihood of future events, including acquisitions and divestitures, restructurings, asset impairments, and other items that are difficult to predict and are outside of Vestis’ control.

Accordingly, the most directly comparable forward-looking U.S. GAAP measures are not provided. Actual results may differ materially from these forward-looking non-GAAP measures.

Operational Metrics and Definitions
In addition to the non-GAAP financial measures described above, Vestis uses certain operational metrics to evaluate business performance, monitor trends, and support internal decision-making. These operational metrics are derived using a combination of U.S. GAAP financial information and operational data and are not themselves measures defined under U.S. GAAP. Accordingly, these metrics should be considered supplemental to, and not a substitute for, financial measures prepared in accordance with U.S. GAAP.

Management believes these operational metrics provide useful context for understanding changes in Vestis’ operating performance, pricing discipline, and cost efficiency. However, these metrics may not be comparable to similarly titled measures used by other companies, as definitions and calculation methodologies may differ.

Revenue per Pound
Revenue per pound represents consolidated total revenue as reported in accordance with U.S. GAAP divided by total pounds of laundry processed for the period. Revenue per Pound uses U.S. GAAP revenue and does not reflect any adjustments. Management believes this metric provides useful insight into pricing and product mix relative to processing volume.

Pounds Processed
Pounds of laundry processed represents an operational measure derived from internal systems and management estimates and may involve judgment in its determination. Management believes the methodology used is reasonable and applied consistently from period to period.

Plant Productivity
Plant Productivity is an operational metric that measures changes in labor efficiency within the Company’s processing facilities. Plant Productivity is calculated based on the year-over-year change in labor hours at a constant wage rate, adjusted for the impact of product mix changes. Management uses Plant Productivity to evaluate labor efficiency, operational performance and throughput trends across the Company’s plant network.

VESTIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 3, 2026	March 28, 2025	April 3, 2026	March 28, 2025
Revenue	$659,437	$665,249	$1,322,825	$1,349,029
Operating Expenses:
Cost of services provided (exclusive of depreciation and amortization)	485,752	489,991	977,969	985,251
Depreciation and amortization	34,568	35,882	68,909	72,818
Selling, general and administrative expenses	112,338	147,946	232,590	269,131
Total Operating Expenses	632,658	673,819	1,279,468	1,327,200
Operating Income (Loss)	26,779	(8,570)	43,357	21,829
Loss (Gain) on Sale of Equity Investment	—	—	—	2,150
Interest Expense, net	21,065	22,329	43,256	45,426
Other Expense (Income), net	3,203	3,293	6,149	6,905
Income (Loss) Before Income Taxes	2,511	(34,192)	(6,048)	(32,652)
Provision (Benefit) for Income Taxes	(85)	(6,362)	(2,253)	(5,654)
Net Income (Loss)	$2,596	$(27,830)	$(3,795)	$(26,998)

Weighted Average Shares Outstanding:
Basic	132,012	131,751	131,958	131,672
Diluted	133,050	131,751	131,958	131,672
Earnings (Loss) per share:
Basic	$0.02	$(0.21)	$(0.03)	$(0.21)
Diluted	$0.02	$(0.21)	$(0.03)	$(0.21)

VESTIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share amounts)

	April 3, 2026	October 3, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$50,340	$29,748
Receivables (net of allowances: $34,690 and $32,677, respectively)	149,544	162,295
Inventories, net	174,958	179,020
Rental merchandise in service, net	391,823	405,625
Other current assets	84,020	73,343
Total current assets	850,685	850,031
Property and Equipment, at cost:
Land, buildings and improvements	564,557	565,677
Equipment	1,158,794	1,172,877
	1,723,351	1,738,554
Less - Accumulated depreciation	(1,073,845)	(1,075,092)
Total property and equipment, net	649,506	663,462
Goodwill	961,750	961,732
Other Intangible Assets, net	175,457	188,837
Operating Lease Right-of-use Assets	85,872	85,108
Other Assets	149,924	157,730
Total Assets	$2,873,194	$2,906,900
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of financing lease obligations	30,015	35,234
Current operating lease liabilities	20,780	20,189
Accounts payable	154,514	158,362
Accrued payroll and related expenses	90,721	93,897
Accrued expenses and other current liabilities	102,789	101,282
Total current liabilities	398,819	408,964
Long-Term Borrowings	1,115,457	1,155,143
Noncurrent Financing Lease Obligations	134,702	131,071
Noncurrent Operating Lease Liabilities	76,644	77,032
Deferred Income Taxes	182,806	177,337
Other Noncurrent Liabilities	97,564	91,709
Total Liabilities	2,005,992	2,041,256
Commitments and Contingencies
Equity:
Common stock, par value $0.01 per share, 350,000,000 authorized, 132,101,879 and 131,859,470 issued and outstanding as of April 3, 2026 and October 3, 2025, respectively.	1,321	1,319
Additional paid-in capital	942,872	937,531
(Accumulated deficit) retained earnings	(50,674)	(46,879)
Accumulated other comprehensive loss	(26,317)	(26,327)
Total Equity	867,202	865,644
Total Liabilities and Equity	$2,873,194	$2,906,900

VESTIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	April 3, 2026	March 28, 2025	April 3, 2026	March 28, 2025
Cash flows from operating activities:
Net Income (Loss)	$2,596	$(27,830)	$(3,795)	$(26,998)
Adjustments to reconcile Net Income (Loss) to Net cash provided by operating activities:
Depreciation and amortization	34,568	35,882	68,909	72,818
Deferred income taxes	1,293	(3,847)	5,463	(7,126)
Share-based compensation expense	3,374	7,977	5,717	13,157
Loss on sale of equity investment, net	—	—	—	2,150
Asset write-down	—	189	460	189
(Gain) Loss on disposals of property and equipment	(3,046)	(972)	(3,311)	(972)
Amortization of debt issuance costs	953	925	1,893	1,771
Changes in operating assets and liabilities:
Receivables, net	2,944	25,263	12,759	12,942
Inventories, net	(6,040)	(29,586)	4,065	(34,578)
Rental merchandise in service, net	11,961	991	13,812	(330)
Other current assets	(837)	5,821	(10,604)	(12,029)
Accounts payable	2,724	(7,931)	(4,529)	(5,158)
Accrued expenses and other current liabilities	6,901	8,542	7,622	11,073
Changes in other noncurrent liabilities	1,994	(8,216)	(3,715)	(14,924)
Changes in other assets	75	(928)	2,308	(750)
Other operating activities	(1,209)	378	(1,116)	(797)
Net cash provided by operating activities	58,251	6,658	95,938	10,438
Cash flows from investing activities:
Purchases of property and equipment and other	(12,690)	(13,510)	(22,076)	(28,242)
Proceeds from disposals of property and equipment	6,548	4,854	6,813	5,198
Proceeds from sale of equity investment	—	—	—	36,792
Other investing activities	—	3	—	(4,547)
Net cash provided by (used in) investing activities	(6,142)	(8,653)	(15,263)	9,201
Cash flows from financing activities:
Proceeds from long-term borrowings	27,000	40,000	75,000	40,000
Payments of long-term borrowings	(61,000)	(10,000)	(116,000)	(30,000)
Payments of financing lease obligations	(9,515)	(8,519)	(18,701)	(16,822)
Dividend payments	—	(9,221)	—	(13,822)
Other financing activities	(34)	(89)	(376)	(1,795)
Net cash provided by (used in) financing activities	(43,549)	12,171	(60,077)	(22,439)
Effect of foreign exchange rates on cash and cash equivalents	233	66	(6)	596
Increase (decrease) in cash and cash equivalents	8,793	10,242	20,592	(2,204)
Cash and cash equivalents, beginning of period	41,547	18,564	29,748	31,010
Cash and cash equivalents, end of period	$50,340	$28,806	$50,340	$28,806

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

	Consolidated		Consolidated		Consolidated		Consolidated
	Three Months Ended		Six months ended		Trailing Twelve Months Ended		Six Months Ended
	April 3,	March 28,	April 3,	March 28,	April 3,	October 3,	October 3,
	2026	2025	2026	2025	2026	2025	2025
Net Income (Loss)	$2,596	$(27,830)	$(3,795)	$(26,998)	$(17,020)	$(40,223)	$(13,225)
Adjustments:
Depreciation and Amortization	34,568	35,882	68,909	72,818	139,108	143,017	70,199
Provision (Benefit) for Income Taxes	(85)	(6,362)	(2,253)	(5,654)	(682)	(4,083)	1,571
Interest Expense	21,065	22,329	43,256	45,426	90,094	92,264	46,838
Share-Based Compensation	3,374	7,977	5,717	13,157	4,125	11,565	(1,592)
Severance (1)	1,000	7,558	6,452	11,951	13,137	18,636	6,685
Transformation Costs (1)	9,272	—	17,083	—	17,083	—	—
Separation Related Charges (2)	387	3,665	1,751	8,283	7,047	13,579	5,296
Securitization Fees	2,923	3,297	5,883	6,829	12,609	13,555	6,726
(Gain) loss on disposals of property and equipment	(3,046)	(972)	(3,311)	(972)	(2,829)	(490)	482
Loss (Gain) on Sale of Equity Investment	—	—	—	2,150	759	2,909	759
Third Party Debt Amendment Fees	—	219	—	219	1,311	1,530	1,311
Legal Reserves and Settlements	2,680	661	5,093	2,018	5,607	2,532	514
Gains, Losses and Other(3)	(187)	1,194	145	(464)	3,243	2,634	3,098
Adjusted EBITDA (Non-GAAP)	$74,547	$47,618	$144,930	$128,763	$273,592	$257,425	$128,662
Covenant Related Adjustments(4)	—	15,000	—	15,000	5,400	20,400	5,400
Covenant Adjusted EBITDA (Non-GAAP)	$74,547	$62,618	$144,930	$143,763	$278,992	$277,825	$134,062

Revenue	$659,437	$665,249	$1,322,825	$1,349,029	$2,708,635	$2,734,839	$1,385,810
Net Income (Loss) as a percentage of sales	0.4%	(4.2)%	(0.3)%	(2.0)%	(0.6)%	(1.5)%	(1.0)%
Adjusted EBITDA Margin (Non-GAAP)	11.3%	7.2%	11.0%	9.5%	10.1%	9.4%	9.3%
Covenant Adjusted EBITDA Margin (Non-GAAP)	11.3%	9.4%	11.0%	10.7%	10.3%	10.2%	9.7%

(1) Please refer to Note 2. Transformation, Restructuring and Severance, in the Company’s Form 10-Q for the quarter ended April 3, 2026.

(2) Separation Related Charges include third-party expenses incurred in connection with the Company’s separation from Aramark on September 30, 2023, and the establishment of stand-alone public company operations. These costs primarily consist of rebranding initiatives, development of stand-alone technology infrastructure, and professional services.

(3) Other includes certain costs or income items that are not individually material and do not relate to core business activities.

(4) Includes a $15 million bad debt expense adjustment to EBITDA in the fiscal quarter ended March 28, 2025, an adjustment of $1.8 million for the quarter ended June 27, 2025 related to a write-off of merchandise-in-service and a $3.6 million environmental reserve adjustment for the quarter ended October 3, 2025. These adjustments are solely for the purpose of determining compliance with the financial covenants in the Company’s credit agreement.

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except per share amounts)

	Consolidated		Consolidated
	Three Months Ended		Six months ended
	April 3,	March 28,	April 3,	March 28,
	2026	2025	2026	2025
Net Income (Loss)	$2,596	$(27,830)	$(3,795)	$(26,998)
Adjustments:
Amortization Expense	6,693	6,568	13,386	13,333
Share-Based Compensation	3,374	7,977	5,717	13,157
Severance	1,000	7,558	6,452	11,951
Transformation Costs	9,272	—	17,083	—
(Gain) loss on disposals of property and equipment	(3,046)	(972)	(3,311)	(972)
Separation Related Charges	387	3,665	1,751	8,283
Third Party Debt Amendment Fees	—	219	—	219
Legal Reserves and Settlements	2,680	661	5,093	2,018
Loss on Sale of Equity Investment	—	—	—	2,150
Other Gains and Losses (1)	(469)	1,199	(138)	(541)
Tax Impact of Reconciling Items Above (2)	(673)	(5,000)	(7,295)	(15,510)
Adjusted Net Income (Loss) (Non-GAAP)	$21,814	$(5,955)	$34,943	$7,090

Basic weighted-average shares outstanding	132,012	131,751	131,958	131,672
Diluted weighted-average shares outstanding	133,050	131,751	132,819	132,338
Basic (Loss) Earnings Per Share	$0.02	$(0.21)	$(0.03)	$(0.21)
Diluted (Loss) Earnings Per Share	$0.02	$(0.21)	$(0.03)	$(0.21)
Adjusted Basic (Loss) Earnings Per Share	$0.17	$(0.05)	$0.26	$0.05
Adjusted Diluted (Loss) Earnings Per Share	$0.16	$(0.05)	$0.26	$0.05
(1) Other includes certain costs or income items that are not individually material and do not relate to core business activities
(2) Beginning in the second quarter of fiscal 2026, the Company calculated the tax effect of non-GAAP adjustments using the effective tax rate applicable to each respective quarterly period in which the adjustments are recognized. Year-to-date adjusted net income reflects the aggregation of each quarter’s after-tax adjustments, which management believes is consistent with the presentation of year-to-date GAAP results. Prior period amounts were adjusted to conform to the current period presentation.

VESTIS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES AND SELECTED SUPPLEMENTARY DATA
FREE CASH FLOW, NET DEBT, NET LEVERAGE RATIO, ADJUSTED OPERATING EXPENSES
(In thousands)

	Three months ended		Six Months Ended
	April 3, 2026	March 28, 2025	April 3, 2026	March 28, 2025
Net cash provided by operating activities	$58,251	$6,658	$95,938	$10,438
Purchases of property and equipment and other	(12,690)	(13,510)	(22,076)	(28,242)
Free Cash Flow (Non-GAAP)	$45,561	$(6,852)	$73,862	$(17,804)
Cash paid for Transformation Costs	7,205	—	16,201	—
Cash paid for severance	3,862	—	9,488	—
Adjusted Free Cash Flow (Non-GAAP)	$56,628	$(6,852)	$99,551	$(17,804)

	As of
	April 3, 2026	January 2, 2026	October 3, 2025
Total principal debt outstanding	$1,127,500	$1,161,500	$1,168,500
Letters of credit outstanding	5,818	5,818	5,818
Finance lease obligations	164,717	162,738	166,305
Less: Cash and cash equivalents	(50,340)	(41,547)	(29,748)
Net Debt (Non-GAAP)	$1,247,695	$1,288,509	$1,310,875
Trailing Twelve Months Adjusted EBITDA (Non-GAAP)	$273,592	$246,606	$257,425
Covenant Related Adjustments (1)	5,400	20,400	20,400
Trailing Twelve Months Covenant Adjusted EBITDA (Non-GAAP)	$278,992	$267,006	$277,825
Net Leverage Ratio (Non-GAAP) (1)	4.47	4.83	4.72
(1) Includes a $15 million bad debt expense adjustment to EBITDA in the fiscal quarter ended March 28, 2025, an adjustment of $1.8 million for the quarter ended June 27, 2025 related to a write-off of merchandise-in-service and a $3.6 million environmental reserve adjustment for the quarter ended October 3, 2025. These adjustments are solely for the purposes of determining compliance with the financial covenants in the Company’s credit agreement.

	Three months ended		Six Months Ended
	April 3, 2026	March 28, 2025	April 3, 2026	March 28, 2025
Operating Expenses	$632,658	$673,819	$1,279,468	$1,327,200
Depreciation and Amortization	(34,568)	(35,882)	(68,909)	(72,818)
Covenant-adjusted bad debt expense	—	(15,000)	—	(15,000)
Share-Based Compensation	(3,374)	(7,977)	(5,717)	(13,157)
Severance	(1,000)	(7,558)	(6,452)	(11,951)
Transformation Costs	(9,272)	—	(17,083)	—
(Gain) loss on disposals of property and equipment	3,046	972	3,311	972
Separation Related Charges	(387)	(3,665)	(1,751)	(8,283)
Legal Reserves and Settlements	(2,680)	(661)	(5,093)	(2,018)
Third Party Debt	—	(219)	—	(219)
Other Gain and Losses	468	(1,198)	122	540
Adjusted Operating Expenses (Non-GAAP)	$584,891	$602,631	$1,177,896	$1,205,266

Revenue	$659,437	$665,249	$1,322,825	$1,349,029

As of
April 3, 2026
Excess availability on revolving credit facility (1)	$294,182
Cash on Hand	50,340
Total Liquidity	$344,522
(1) Excess availability on the revolving credit facility represents total availability of $300 million less any borrowings on the revolving credit facility, less letters of credit outstanding ($5.8 million as of April 3, 2026).

	Fiscal 2026			Fiscal 2025
	Q1	Q2	Year-to-date	Q1	Q2	Year-to-date
Investments in property and equipment	$9,386	$12,690	$22,076	$14,732	$13,510	$28,242
New Finance Leases	5,391	11,991	17,382	12,932	9,808	22,740
Investments in Capital Assets	$14,777	$24,681	$39,458	$27,664	$23,318	$50,982